Exhibit 4.1
XHIBIT CORP.
2013 RESTRICTED STOCK PLAN

1.	Establishment and Purposes of the Plan.

       Xhibit Corp. hereby establishes this 2013 Restricted Stock Plan to promote the interests of the Company and its shareholders by linking the personal interests of the members of the Board, employees, officers, executives, consultants and advisors to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Board members, employees, officers, executives, consultants and advisors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

2.	Definitions.

                  The following definitions shall apply throughout the Plan:

    a. “Affiliate” shall mean any entity that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, the Company.

    b. “Award” shall mean any Restricted Stock Award granted pursuant to the provisions of the Plan.

    c.  “Award Agreement” shall mean any written agreement, contract or other instrument or document, including without limitation a Restricted Stock Award Agreement, evidencing and reflecting the terms of any Award granted by the Committee hereunder in such form or forms as the Committee (subject to the terms and conditions of the Plan) may from time to time approve.

    d. “Board” shall mean the Board of Directors of Xhibit Corp.

    e. “Cause” means and will exist in the following circumstances in which the Participant: (i) is convicted of a felony, (ii) engages in any fraudulent or other dishonest act to the detriment of the Company, (iii) fails to report for work on a regular basis, except for periods of authorized absence or bona fide illness, (iv) misappropriates trade secrets, customer lists, or other proprietary information belonging to the Company for his or her own benefit or for the benefit of a competitor, (v) engages in any willful misconduct designed to harm the Company or its shareholders, or (vi) fails to perform properly his or her assigned duties.

    f. “Change of Control” means and includes each of the following:

       (i) A sale, transfer, or other disposition by the Company through a single transaction or a series of transactions of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities to any “Unrelated Person” or “Unrelated Persons” acting in concert with one another. For purposes of this definition, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust, corporation, or other entity (including a “group” as referred to in Section 13(d)(3) of the Exchange Act). For purposes of this definition, the term “Unrelated Person” shall mean and include any Person other than the Company, or an employee benefit plan of the Company; or

       (ii) A sale, transfer, or other disposition through a single transaction or a series of related transactions of all or substantially all of the assets of the Company to an Unrelated Person or Unrelated Persons acting in concert with one another; or

       (iii) Any consolidation or merger of the Company with or into an Unrelated Person, unless immediately after the consolidation or merger the holders of the common stock of the Company immediately prior to the consolidation or merger are the beneficial owners of securities of the surviving corporation representing at least 50% of the combined voting power of the surviving corporation’s then outstanding securities.

    g.  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. References in the Plan to any section of the Code shall be deemed to include any amendment or successor provisions to such section and any regulations issued under such section.

    h. “Common Stock” or “Stock” shall mean the common stock, $0.0001 par value, of the Company and such other securities of the Company that may be substituted for Stock pursuant to Section 8.

    i.  “Committee” shall mean the committee of the Board appointed in accordance with Section4(a) of the Plan or, if no such committee shall be appointed or in office, the Board, provided that any Award approved by the Board shall also have been approved by a majority of the Company’s independent directors if required by the rules of any exchange upon which the Common Stock is listed or quoted as of the date of an Award.

    j. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

    k.  “Fair Market Value” shall mean, with respect to Shares, the fair market value per Share on the date of determination as determined by the Board in its sole discretion, exercised in good faith; provided, however, that where there is a public market for the Common Stock, the fair market value per Share shall be the average of the closing bid and asked prices of the Common Stock on the date of determination (or, if there are no such prices for such date, on the first preceding day on which there were such reported prices) as reported in The Wall Street Journal or as reported in such other manner as the Board deems reliable and consistent with the requirements of Code Section 409A or, in the event the Common Stock is listed on a stock exchange, the fair market value per Share shall be the closing price on the exchange on the date of determination (or, if there are no sales on such date, on the first preceding day on which there were reported sales), as reported in The Wall Street Journal or as reported in such other manner as the Board deems reliable and consistent with the requirements of Code Section 409A.

    l.  “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor definition adopted by the Board.

    m. “Participant” means a person who, as a member of the Board, employee, officer, or executive of, or consultant or advisor to, the Company or any Subsidiary, has been granted an Award pursuant to the Plan.

    n. “Permitted Transferee” shall have the meaning set forth in Section 7.

    o. “Plan” shall mean this Xhibit Corp.  2013 Restricted Stock Plan.

    p. “Restricted Stock Award” shall mean any Shares granted under Section 6 of this Plan and issued with the restriction that the holder may not sell, transfer, pledge or assign such Shares and with such other vesting and other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

    q. “Restricted Stock Award Agreement” means a written agreement substantially in the form attached hereto, or such other form or forms as the Committee (subject to the terms and conditions of the Plan) may from time to time approve, evidencing and reflecting the terms of a Restricted Stock Award.

    r. “Securities Act” shall mean the Securities Act of 1933, as amended.

    s. “Shares” shall mean shares of the Common Stock, any shares into which such Shares may be converted in accordance with Section 8 of the Plan and, to the extent a Participant would not become subject to the adverse tax consequences under Code Section 409A, such other securities or property as may become subject to Awards pursuant to this Plan.

      t. “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

      u. “Xhibit Corp.” or “Company” shall mean Xhibit Corp., a Nevada corporation, or any successor thereto.

3. Shares Reserved.

a. The maximum aggregate number of Shares reserved for issuance pursuant to the Plan shall be 10,000,000 Shares (or the number of shares of stock to which such Shares shall be adjusted as provided in Section 8 of the Plan). The number of Shares reserved for issuance under the Plan may be set aside out of authorized but unissued Shares not reserved for any other purpose, or out of issued Shares acquired for and held in the treasury of the Company from time to time.

b. Shares subject to, but not sold or issued under, any Award terminating, expiring, forfeited or canceled for any reason prior to issuance of such Shares shall again become available for Awards thereafter granted under the Plan and the same shall not be deemed an increase in the number of Shares reserved for issuance under the Plan. Additionally, to the maximum extent permitted by applicable law or any securities exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. However, for avoidance of doubt, shares of Stock tendered to satisfy a tax withholding obligation arising in connection with an Award will not become available for grant or sale under the Plan.

4.	Administration of the Plan.

         a. The Plan shall be administered by a Committee designated by the Board to administer the Plan and consisting of not less than two directors and subject to such terms and conditions as the Board may prescribe, provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder; and provided further that the Committee may delegate to an executive officer or officers the authority to grant Awards hereunder to employees who are not officers, and to consultants, in accordance with such guidelines as the Committee shall set forth at any time or from time to time. Members of the Committee who are eligible for Awards or have been granted Awards may vote on any matters affecting the administration of the Plan or the grant of any Awards pursuant to the Plan, except that no such member shall act upon the granting of an Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Committee during which action is taken with respect to the granting of Awards to him or her. Each member of the Committee shall be (i) an “outside director” as defined in the Treasury regulations issued pursuant to Section 162(m) of the Code, (ii) a Non-Employee Director and (iii) an “independent director” as defined in the applicable rules of the exchange upon which the Common Stock is then listed or quoted.  Members of the Committee shall serve for such period of time as the Board may determine. From time to time the Board may increase the size of the Committee and appoint additional members thereto, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused or remove all members of the Committee and thereafter provide for members of the Board who meet the foregoing requirements of the Code, Rule 16b-3 and applicable exchange rules to directly administer the Plan.

     b. Subject to the provisions of the Plan, the Committee shall have the authority in its sole discretion to: (i) determine the Fair Market Value per Share in accordance with the terms of the Plan, (ii) prescribe the form of each Award Agreement (which need not be identical with other Award Agreements) and, with the consent of the Participant, to modify or amend an outstanding Award Agreement (except for amendments or modifications required to comply with applicable law which shall not require Participant consent); (iii) designate Participants to receive Awards; (iv) determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate; (v) determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not take any action or fail to take any action with respect to the operation of the Plan that would cause all or part of the payment under any Award to be subject to the additional tax under Section 409A of the Code; (vi) determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered; (vii) decide all other matters that must be determined in connection with an Award;  (viii) determine whether any Participant will be required to execute a stock purchase agreement or other agreement as a condition to the issuance of Shares pursuant to an Award, and to determine the terms and provisions of any such agreement (which need not be identical with the terms of any other such agreement) and, with the consent of the Participant, to amend any such agreement, (ix) interpret the Plan or any agreement entered into with respect to the grant of Awards, (x) authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted or to take such other actions as may be necessary or appropriate with respect to the Company’s rights pursuant to Awards or agreements relating to the grant or exercise thereof, and (xi) make such other determinations and establish such other procedures as it deems necessary or advisable for the administration of the Plan.

     c. All decisions, determinations and interpretations of the Committee shall be final and binding on all Participants and any other holders of any Awards granted under the Plan.

     d. The Committee shall keep minutes of its meetings and of the actions taken by it without a meeting. A majority of the Committee shall constitute a quorum and the actions of a majority at a meeting, including a telephone meeting, at which a quorum is present or acts approved in writing by a majority of the members of the Committee without a meeting shall constitute acts of the Committee.

     e. The Company shall pay all original issue and transfer taxes with respect to the grant of Awards and/or the issue and transfer of Shares pursuant to the exercise of the vesting of Restricted Stock Awards, and all other fees and expenses necessarily incurred by the Company in connection therewith; provided, however, that the person to whom an Award is granted or to whom Shares are otherwise issued pursuant to the Plan shall be responsible for all payroll, withholding, income and other taxes incurred by such person on the date of issuance or vesting of Shares, as applicable.

5.	Eligibility.

a. General. Persons eligible to participate in this Plan include all members of the Board, employees, officers, and executives of, and consultants and advisors providing services to, the Company or a Subsidiary, as determined by the Committee.

b. Foreign Participants. In order to assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Section 3 of the Plan.

c. Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

6.    Terms and Conditions of Restricted Stock Awards.

    a. Grant. Shares of Restricted Stock shall be issued under the Plan for such consideration, in cash, other property or services, or any combination thereof, as is determined by the Committee. A Restricted Stock Award shall be subject to such terms and conditions as may be determined by the Committee and may be subject to vesting conditioned upon the satisfaction of such requirements, conditions (such as a condition that the Participant’s right to the Shares shall vest in installments over a period of time during which services are to be provided to the Company by the Participant), restrictions or performance criteria as shall be established by the Committee and set forth in the Award Agreement; provided, however, the minimum vesting period for Restricted Stock Awards shall be (i) one year in the case of non-tenure Restricted Stock Awards (i.e., Restricted Stock Awards subject to performance vesting criteria), and (ii) pro rata over two years in the case of tenure Restricted Stock Awards. During any period during which Shares acquired pursuant to a Restricted Stock Award are subject to vesting conditions, such Shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of by the Participant. The provisions of Restricted Stock Awards need not be the same with respect to each Participant receiving such awards. The terms of any Restricted Stock Award granted under this Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee which are not inconsistent with the Plan.

     b. Rights of Holders of Restricted Stock. Beginning on the date of grant of a Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Restricted Stock Award and shall have all of the rights of a shareholder, including the right to vote the Shares subject to the Restricted Stock Award and the right to receive distributions made with respect to such Shares; provided, however, that any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any such Shares as to which the restrictions have not yet lapsed shall be subject to the same restrictions as the Shares subject to the Restricted Stock Award.

c. Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock. Unless otherwise provided in an Award Agreement, Restricted Stock will be forfeited immediately if a Participant’s employment is terminated for Cause.

     d. Delivery of Shares. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. Shares issued upon the grant of Restricted Stock Awards shall, unless otherwise determined by the Committee, be maintained in the custody of or on behalf of the Company until all applicable vesting conditions have been satisfied. Shares subject to Restricted Stock Awards that are no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. Notwithstanding anything to the contrary set forth herein, but subject to Sections 12(c) and 12(l) hereof, delivery of Shares pursuant to a Restricted Stock Award shall be made no later than 2 ½ months after the close of the Company’s first taxable year in which such Shares are no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code).

    e. Waiver of Forfeiture. The Committee may, when it finds that a waiver would be in the best interests of the Company and subject to such terms and conditions as the Committee shall deem appropriate, waive in whole or in part any remaining vesting restrictions with respect to any Restricted Stock Award or any other conditions set forth in any Award Agreement.

7.    Nontransferability of Awards.

     Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, no Awards granted under the Plan, and no Shares subject to any such Awards, that have not been issued or as to which any applicable vesting restriction, performance or deferral period has not lapsed, may be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution or transfers between spouses incident to a divorce. Notwithstanding the foregoing, a Participant may assign or transfer an Award with the consent of the Committee (each transferee thereof, a “Permitted Transferee”), which consent may be granted or withheld in the Committee’s sole discretion, provided that such Permitted Transferee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and, provided further, that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Transferee and the Company’s transfer agent, if any, in effectuating any transfer permitted under this Section 7. With respect to those Awards, if any, that are permitted to be transferred to another individual, references in the Plan to exercise of the Award by the Participant or payment of any amount or issuance of any Shares to the Participant shall be deemed to include the Participant’s Permitted Transferee.

8.    Adjustment Upon Change in Corporate Structure.

     a. Shares Available Upon Corporate Change. In the event of any change in the number of shares of Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Stock with respect to which the Committee may grant Awards, the number of shares of Stock subject to any Award, and any numeric limitation expressed in the Plan shall be appropriately adjusted by the Committee.

b. Outstanding Awards—Increase or Decrease In Issued Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares of Stock or the payment of a stock dividend (but only on the shares of Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall proportionally adjust the number of shares of Stock subject to each outstanding Award.

     c. Outstanding Awards – Certain Mergers. Subject to any required action by the shareholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Award outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of shares of Stock subject to such Award would have received in such merger or consolidation.

d. Outstanding Awards – Other Changes. In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in Section 8, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs as the Committee may consider appropriate to prevent the dilution or enlargement of rights relating to Awards granted under the Plan.

e. No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award.

     f. Acceleration Upon Change of Control. If a Change of Control occurs and Awards are converted, assumed, or replaced by a successor, the Committee shall have the discretion to cause all outstanding Awards to become fully exercisable and all restrictions on outstanding Awards to lapse. If a Change of Control occurs and Awards are not converted, assumed, or replaced by a successor, all outstanding Awards shall automatically become fully exercisable and all restrictions on outstanding Awards shall lapse. Upon, or in anticipation of, such an event, the Committee may cause every Award outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine.

     g. Any adjustment or action taken by the Board pursuant to this Section 8 shall be carried out in accordance with Code Section 424, if applicable, and only if such action would not trigger the adverse consequences of Code Section 409A.

9. Amendment and Termination of the Plan.

     a. Amendment and Termination. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of any stock exchange on which Shares are listed or quoted.

     b. Effect of Amendment or Termination. Except as otherwise provided in Section 8 of the Plan, and except to the extent necessary to avoid the imposition of additional tax and/or interest under Code Section 409A with respect to Awards that are treated as nonqualified deferred compensation, any amendment or termination of the Plan shall not affect Awards already granted, and such Awards shall remain in full force and effect as if the Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Company, which agreement must be in writing and signed by the Participant and the Company.

10. Indemnification.

     No member of the Board or its Committee shall be liable for any act or action taken, whether of commission or omission, except in circumstances involving willful misconduct, or for any act or action taken, whether of commission or omission, by any other member or by any officer, agent or employee of the Company or any Subsidiary. In addition to such other rights of indemnification they may have as members of the Board, or as members of the Committee, the Board and the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken, by commission or omission, in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that a Board or Committee member is liable for willful misconduct in the performance of his or her duties; provided that within 60 days after institution of any such action, suit or proceeding, such Board or Committee member shall in writing have offered the Company the opportunity, at its own expense, to handle and defend the same.

11. Code Section 162(m) Provisions

a. Application to Covered Employee. Notwithstanding any other provision of the Plan, if the Committee determines at the time an Award is granted to a Participant that such Participant is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a “covered employee” within the meaning of Section 162(m)(3) of the Code, then the Committee may qualify such an Award as “performance-based compensation” pursuant to Section 162(m) of the Code. The Committee has complete discretion concerning whether a particular Award should be qualified as “performance-based compensation.” If the Committee determines that a particular Award should qualify as “performance-based compensation,” the provisions of this Section 11, to the extent applicable, shall control over any contrary provision in the Plan.

     b. Performance Goals. Awards may be made subject to the achievement of performance goals established by the Committee relating to one or more business criteria (the “Performance Criteria”) pursuant to Section 162(m) of the Code. Performance Criteria may be applied to the Company, an Affiliate, a Subsidiary, division, business unit or individual or any combination thereof and may be measured in absolute levels or relative to another company or companies, a peer group, an index or indices or Company performance in a previous period. Performance may be measured annually or cumulatively over a longer period of time. Performance Criteria that may be used to establish performance goals are: revenue; operating income or net operating income; return on equity; return on assets or net assets; cash flow; share price performance; return on capital; earnings; earnings per share; shareholder return and/or value (including but not limited to total shareholder return); economic value added; economic profit; ratio of operating earnings to capital spending; EBITDA; EBIT; costs; operating earnings; gains; product development; client development; leadership; project progress; project completion; increase in total revenues; net income; operating cash flow; net cash flow; retained earnings; budget achievement; return on capital employed; return on invested capital; cash available to Company from a Subsidiary or Subsidiaries; expense spending; gross margin; net margin; market capitalization; customer satisfaction; financial return ratios; market share; operating profits (including earnings before or after income taxes, depreciation and amortization); net profits; earnings per share growth; profit returns and margins; stock price; working capital; business trends; production cost; project milestones; capacity utilization; quality; economic value added; operating efficiency; diversity; debt; dividends; bond ratings; corporate governance; and health and safety. The performance goals for each Participant and the amount payable if those goals are met shall be established in writing for each specified period of performance by the Committee no later than 90 days after the commencement of the period of service to which the performance goals relate and while the outcome of whether or not those goals will be achieved is substantially uncertain. However, in no event will such goals be established after 25% of the period of service to which the goals relate has elapsed. The performance goals shall be objective. Such goals and the amount payable for each performance period if the goals are achieved shall be set forth in the applicable Award Agreement. No amounts shall be payable to any Participant for any performance period unless and until the Committee certifies that the performance goals and any other material terms were in fact satisfied.

     c. Adjustment of Payment. Notwithstanding any provision of the Plan, with respect to any Award that is subject to this Section, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award.

     d. Other Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Section as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

12. General Provisions.

a. No Rights to Awards. No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

b. No Shareholders Rights. No Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

c. Withholding or Deduction for Taxes. The grant of Awards hereunder and the issuance of Shares and all payments and distributions pursuant to this Plan are conditioned upon the Company’s reservation of the right to withhold, in accordance with any applicable law, from any compensation or other amounts payable to the Participant, any taxes required to be withheld under Federal, state or local law as a result of the: (i) grant of any Award, (ii) delivery of Shares, cash or other property, (iii) lapse of restrictions in connection with any Award, or (iv) any other event occurring pursuant to the Plan. To the extent that compensation and other amounts, if any, payable to the Participant are insufficient to pay any taxes required to be so withheld, the Company may, in its sole discretion, require the Participant to pay in cash to the Company an amount sufficient to cover such tax liability or otherwise to make adequate provision for the delivery to the Company of cash necessary to satisfy the Company’s withholding obligations under Federal and state law. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligations for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period as may be necessary to avoid accounting charges against the Company’s earnings), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate) otherwise deliverable in connection with the Award.

d. No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

e. Other Plans. Nothing contained in the Plan shall prohibit the Company from establishing additional incentive compensation arrangements.

f. No Enlargement of Rights. Neither the Plan, nor the granting of Awards, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain any Participant as an employee for any period of time, or at any particular rate of compensation. Nothing in the Plan shall be deemed to limit or affect the right of the Company to discharge any employee at any time for any reason or no reason.

          No Participant shall have any right to or interest in Awards authorized hereunder prior to the grant thereof to such eligible person, and upon such grant he or she shall have only such rights and interests as are expressly provided herein and in the related Award Agreement, subject, however, to all applicable provisions of the Company’s Articles of Incorporation, as the same may be amended from time to time.

g. Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

h. Notice. Any notice to be given to the Company pursuant to the provisions of the Plan shall be addressed to the Company in care of its Secretary (or such other person as the Company may designate from time to time) at its principal office, and any notice to be given to a Participant to whom an Award is granted hereunder shall be delivered personally or addressed to him or her at the address given beneath his or her signature on his or her Award Agreement, or at such other address as such Participant or his or her transferee (upon any permitted transfer) may hereafter designate in writing to the Company. Any such notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified, and deposited, postage and registry or certification fee prepaid, in a post office or branch post office regularly maintained by the United States Postal Service. It shall be the obligation of each Participant holding Shares issued pursuant to Awards hereunder to provide the Secretary of the Company, by letter mailed as provided hereinabove, with written notice of his or her direct mailing address.

i. Applicable Law. To the extent that Federal laws do not otherwise control, the Plan shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflict of laws rules thereof.

j. Availability of Plan. A copy of the Plan shall be delivered to the Secretary of the Company and shall be shown by him or her to any eligible person making reasonable inquiry concerning it.

k. Severability. In the event that any provision of the Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

l. Form of Shares and Restricted Stock Awards; Stop Transfer Orders. Shares issued or delivered under the Plan may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of a Restricted Stock Award, such certificate shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Shares are then listed or quoted, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

m. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

n. Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.

o. Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

p. Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

q. Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

r. Securities Law Compliance. With respect to any person who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors pursuant to the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

s. Government and Other Regulations. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

t. Registration. If the Company shall deem it necessary or desirable to register under the Securities Act or other applicable statutes any shares of Common Stock issued or to be issued pursuant to Awards granted under the Plan, or to qualify any such shares of Common Stock for exemption from the Securities Act or other applicable statutes, then the Company shall take such action at its own expense. The Company may require from each recipient of an Award, or each holder of shares of Common Stock acquired pursuant to the Plan, such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for such purpose and may require reasonable indemnity to the Company and its officers and directors from such holder against all losses, claims, damage and liabilities arising from such use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

u. Compliance with Code Section 409A. It is intended that no Award granted under this Plan shall be subject to any interest or additional tax under Section 409A of the Code. In the event Code Section 409A is amended after the date hereof, or regulations or other guidance is promulgated after the date hereof that would make an Award under the Plan subject to the provisions of Code Section 409A, then the terms and conditions of this Plan shall be interpreted and applied, to the extent possible, in a manner to avoid the imposition of the provisions of Code Section 409A.

v. Effective Date. The Plan is effective as of the date the Plan is approved by the Board (the “Effective Date”).

w. Expiration Date. Unless terminated earlier pursuant to Section 9, the Plan will expire on, and no Award may be granted under the Plan after, the tenth anniversary of the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the Award Agreement.

CERTIFICATE OF SECRETARY

     The undersigned Secretary of Xhibit Corp., a Nevada corporation, hereby certifies that the foregoing is a true and correct copy of the Company’s 2013 Restricted Stock Plan.

     IN WITNESS WHEREOF, the undersigned has executed this document as of the date set forth below.

Date: September 26, 2013
/s/ Michael J. Schifsky Michael J. Schifsky, Secretary